UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2008

ROO Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-25659 (Commission File Number)	11-3447894 (IRS Employer Identification No.)

228 East 45th Street 8th Floor New York, NY 10017
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (212) 661-4111

Copies to:
Richard A. Friedman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective January 9, 2008, Kaleil Isaza Tuzman was appointed as Chief Executive Officer and a director of ROO Group, Inc. (the “Company”). Mr. Isaza Tuzman will serve in such capacity pursuant to the terms of an Executive Management Agreement with KIT Capital Limited which has been previously disclosed in a Form 8-K filed with the SEC on December 26, 2007. Mr. Isaza Tuzman replaces Robert Petty as Chief Executive Officer. Effective as of January 9, 2007, Mr. Petty assumed the position of Founder and Vice-Chairman.

Mr. Isaza Tuzman previously served as the President and COO of JumpTV Inc. (TSX, AIM: JTV), a leader in broadcasting international television and sports over the Internet. He has been a venture capitalist and entrepreneur in digital media since the late '90s, as managing partner of a New York-based merchant bank focusing on new media companies. Mr. Isaza Tuzman has served as chairman and CEO of KPE, Inc., a leading digital media services company with clients such as Sony Entertainment, Viacom and Carnival Cruises, and as chairman and CEO of govWorks, Inc., a venture-backed government technology services firm. Mr. Isaza Tuzman previously worked at Goldman Sachs, on investment banking and risk arbitrage teams. He has been a member of the Council of Foreign Relations, a U.S. trade representative, and was recently named one of the 100 Most Influential Hispanics by Hispanic Magazine.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Executive Management Agreement dated December 18, 2007 (Incorporated by reference to Form 8-K filed with the SEC on December 26, 2007)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROO Group, Inc.

Date: January 15, 2008	/s/ Kaleil Isaza Tuzman Kaleil Isaza Tuzman Chief Executive Officer